News Release                          Contact: Investor Relations, Kelly F. Lee
                                                   800/201-9455 o  770/303-8299

     HOMESTEAD VILLAGE REPORTS A 70.6% INCREASE IN FIRST QUARTER EBITDA

 Anticipates Second Quarter Write-Offs and Special Charges of Approximately
      $65 Million and Announces Several Changes in Senior Management

ATLANTA -- (May 12, 1999) -- Homestead Village Incorporated (NYSE: HSD), a leading owner and operator of moderately priced, extended stay lodging facilities, today reported an increase of 70.6% in EBITDA (earnings before interest, taxes, depreciation and amortization) per diluted share to $0.29 in the first quarter of 1999, compared with $0.17 per share for the same period one year ago. Aggregate EBITDA for the first quarter 1999 was $16.4 million, a 52.7% increase over the $10.8 million EBITDA in the first quarter 1998. The company had 125 operating properties as of March 31, 1999, and eleven properties under development.

In its press release issued March 15, 1999, the company stated that it anticipated first quarter EBITDA of between $17 million and $18 million. Subsequent to the March 15 release, management determined that it would be necessary to reduce the amount of costs that were capitalized because of the rapid decline in development activity resulting from the shortage of capital affecting the extended stay industry. The shortfall in first quarter reported EBITDA is attributable primarily to expensing approximately $1.5 million more in development-related costs than had been anticipated.

Homestead also reported EBDADT (earnings before depreciation, amortization and deferred taxes) for the first quarter of $0.13 per diluted share, compared with $0.17 per diluted share for the prior year period. Interest costs increased to $11.3 million in the first quarter of 1999 from $520,000 in first quarter 1998; this increase was a significant factor in the decline in EBDADT per diluted share.

Homestead's financial statements reflect the company's adoption of "Reporting on the Costs of Start-Up Activities" Statement of Position 98-5 (SOP 98-5) at the beginning of fiscal year 1999. As a result, the company's first quarter results include, as a cumulative effect of an accounting change, a $14.2 million write-off of unamortized organizational, pre-opening and start-up costs. On a pro forma basis, Homestead would have expensed $3.6 million under SOP 98-5 in the first quarter of 1998.

Portfolio Weekly RevPAR Increased 10%

Homestead's first quarter 1999 property-level performance compared to first quarter 1998 can be characterized by an increase in weekly rate combined with a decline in occupancy (whether considering comparable or "same store" properties, stabilized, pre-stabilized or the entire portfolio). Weekly revenue per available room (RevPAR) for the company's entire portfolio increased 10% to $221 from $201; the number of operating properties increased to 125 as of March 31, 1999, from 82 at March 31, 1998. The weekly rate for the company's portfolio increased 24.8% to $352 in first quarter 1999 from $282 in the prior year period, while occupancy declined to 62.8% in first quarter 1999 from 71.1% one year ago.

RevPAR for the company's same-store or comparable universe of 49 properties was $209 in the first quarter 1999, a 4.1% decline from the $218 RevPAR in the first quarter 1998. The average same-store weekly rate increased 11.2% (to $307 from $276), while occupancy declined to 68.0% from 79.1%. Management noted that many of the same-store properties are in weaker Southwestern markets and include Homestead's oldest and least competitive properties.
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

Homestead 1Q 1999 Results/Page Two
----------------------------------

Management believes that the normal first quarter seasonal downturn was more pronounced in 1999 for Homestead than in previous years, as the company now has 30.8% of its investment in operating properties in Northeastern and Midwestern markets. These markets typically are more negatively impacted by winter weather than the Southwestern and Southeastern markets. Nevertheless, while those properties that reached stabilization during the first quarter of 1999 took longer to achieve stabilization (an average of 20.2 weeks) than historic experience, five new properties opened in the first quarter 1999 had an average occupancy rate of 73.9% for April 1999.

Management Objectives

Homestead's management has established three near-term objectives. First, management will focus on expeditiously generating cash proceeds from its land held for sale, which will be used to retire debt and fund working capital needs. Second, overhead levels will be adjusted downward to reflect a company with stabilized operations involving 136 properties. Third, management intends to reemphasize delivery of a high-quality, value-oriented product with occupancy levels greater than currently being experienced by the company. As a result of implementing these objectives, the company will have a one-time charge in the second quarter for severance costs of at least $8 million.

The Rights Offering

The company is currently conducting a $225 million rights offering. The rights expire on May 21, 1999, with funding anticipated on May 28, 1999. A portion of the proceeds from the rights offering will be used to repay a $200 million bridge line of credit. Remaining proceeds from the rights offering will be used to fund cash needs, including completion of the properties currently under construction. Security Capital Group Incorporated (NYSE:SCZ), Homestead's largest shareholder, has committed to purchase all rights not exercised by others.

Extending Debt Maturities

During the first quarter, the company focused on extending its near-term debt maturities. At the beginning of the quarter, Homestead had $700.4 million of debt, of which $479.1 million was due to mature prior to June 30, 1999. During the quarter, Homestead completed a $145 million sale and leaseback transaction on 18 properties, proceeds of which were used to repay $122 million of debt scheduled to mature in June 1999. The company has also extended $200 million working capital lines of credit through December 2000; the original maturity of the lines was April 23, 1999. As of March 31, 1999, the working capital lines of credit were fully drawn.

Upon completion of the pending rights offering and repayment of the $200 million bridge line of credit, Homestead will have no debt maturing until December 2000.

Land Held for Sale and Related Second Quarter 1999 Write-Offs

Homestead has made substantial investments in ownership of land held for development as well as in pursuit costs for additional development sites. During the second quarter, Homestead determined, based on its inability to obtain financing for development of sites beyond those already under construction, to further curtail its development program including its Urban initiative. All land previously held for development will be held for sale. Homestead will record a special charge in the second quarter 1999 allowing for write-down of the carrying cost of land held for sale, to its estimated fair value less estimated costs to dispose.

                                    Third Party
                                    Expenses and
                      Capitalized    Overhead     Total
Land Type     Cost      Interest    Allocation    Cost     Write-Off   New Basis
--------------------------------------------------------------------------------
Suburban     $25,067    $2,125       $12,211      $39,403   ($16,024)  $23,379
Urban         73,760     8,908        13,209       95,877    (26,693)   69,184
Excess         4,208                     139        4,347       (344)    4,003
--------------------------------------------------------------------------------
Total       $103,035   $11,033       $25,559     $139,627   ($43,061)  $96,566

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Homestead 1Q 1999 Results/Page Three
------------------------------------

The company has also discontinued the pursuit of 14 additional land sites, which will result in a write-off of approximately $7.1 million, consisting of pursuit costs and loss of non-refundable earnest money deposits.

The land-related special charges to earnings are currently estimated to exceed $52 million. All of the land-related write-offs will be recorded in the second quarter 1999 and will have a material adverse affect on the reported earnings of the company for the second quarter. All of the land and pursuit costs being written-off have been previously funded and, therefore, the write-offs related to the land do not require additional cash expenditures.

Carrying costs on the land sites, such as interest and property taxes, will be expensed until the sites are disposed of and will negatively affect earnings until disposal. The majority of the land sites are encumbered by the working capital lines of credit and, upon sale, the proceeds must be used to pay down the working capital lines.

In addition, Homestead will immediately begin to expense previously capitalized costs of its internal development personnel, except for construction in progress.

Michael D. Cryan Resigns; C. Ronald Blankenship Named Interim Chairman and Chief Executive Officer

Michael D. Cryan, co-chairman and chief operating officer of Homestead, has announced his resignation as of May 11, 1999. Mr. Cryan joined Homestead December 18, 1996, and has been instrumental in developing the company's marketing program and overseeing operations of the properties. C. Ronald Blankenship, vice chairman and chief operating officer of Security Capital Group, has been elected to the Homestead board of directors to fill the vacancy created by Mr. Cryan's resignation and selected interim chairman and chief executive officer of Homestead. Mr. Blankenship will continue to serve as vice chairman of Security Capital.

David C. Dressler, Jr., who had been co-chairman and chief investment officer of Homestead, will become president of the company, focusing his attention on maximizing the value in Homestead's asset portfolio, including the land held for sale. Mr. Dressler remains a member of the Homestead board of directors. James C. Potts will become Homestead's executive vice president, with responsibility for optimizing Homestead's property-level performance.

Homestead Village Incorporated is a leading owner and operator of moderately priced, extended stay lodging properties throughout the United States. Homestead is focused on the corporate business traveler, and has developed a proprietary operating system to ensure its customers a consistent, high-quality, uniform lodging experience. The company seeks to build a national brand recognized and valued by its major corporate customers by concentrating on delivering high-quality service and product in strategic locations. As of March 31, 1999, Homestead had 125 properties operating in 37 markets, including 24 of the top 25 travel destination markets, and 11 properties under construction, all of which are expected to open by the third quarter of 1999.

                                   # # #

Homestead's press releases, SEC filings, financial data and corporate information are available on the company's web site at www.stayhsd.com. The web site also includes an interactive studio room tour and on-line property directory.

In addition to historical information, this press release contains forward-looking statements under the federal securities laws. These statements are based on current expectations, estimates and projections about the industry and markets in which Homestead operates, management's beliefs and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Actual operating results may be affected by changes in national and local economic conditions, competitive market conditions, changes in financial markets or interest rates that could adversely affect Homestead's cost of capital and its ability to meet its financing needs and obligations, weather, obtaining governmental approvals and meeting development schedules, and therefore, may differ materially from what is expressed or forecasted in this press release.

                             First Quarter 1999
                        Unaudited Financial Results

          Statements of Earnings Before Depreciation, Amortization
                        and Deferred Taxes (EBDADT)
          (In thousands, except per share amounts and percentages)


                                                Three Months Ended March 31,
                                                ----------------------------
                                             1999          1998         % Change
Statements of EBDADT:                        ----          ----         --------
 Revenue:
    Room revenues and other revenues        $49,022        $27,528        78.1%
    Interest income                             154            289       (46.7%)
                                            -------        -------       -------
            Total revenue                   $49,176        $27,817        76.8%
                                             ------         ------        -----

Expenses:
    Property operating expenses              23,107         11,873        94.6%
    Corporate operating expenses              9,487          4,899        93.7%
    Non-real property depreciation              256            172        48.8%
    Net interest expense on other than
     convertible debt                         7,676            520      1376.2%
                                             -------       -------      -------
             Total expenses                 $40,526        $17,464       132.1%
                                             ------         ------      -------

    EBDADT (diluted)(1)                      $8,650        $10,353       (16.4%)
                                              =====         ======       =======

    EBDADT per share (diluted)             $0.13(2)          $0.17       (23.5%)
                                            ====              ====       =======

    Basic weighted average shares
     outstanding                             38,245         35,736
                                             ======         ======
    Diluted weighted average shares
     outstanding                             57,492         62,418
                                             ======         ======

Reconciliation of Earnings to EBDADT:
     Net earnings (loss)                   ($18,961)        $1,688     (1223.3%)
     Add back:
       Real property depreciation             9,120          5,625        62.1%
       Amortization of trademark and
        intangibles                             621            590         5.3%
       Net interest expense on convertible
        debt                                  3,640          2,450        48.6%
       Cumulative effect of accounting
        change (3)                           14,230             --          n/a
                                             ------         ------     ---------
    EBDADT (diluted)                         $8,650        $10,353       (16.4%)
                                              =====         ======       =======

Notes:
(1) EBDADT for Homestead is total revenues, plus interest income, less property operating expenses, corporate overhead, non-real property depreciation, interest expense (other than convertible debt interest expense) and current tax expense. Homestead presents EBDADT as a measure of operating performance. EBDADT is not to be construed as a substitute for net earnings in evaluating operating results nor as a substitute for cash flow in evaluating liquidity. EBDADT is presented on a diluted basis which assumes conversion of the convertible mortgage notes, thus interest expense associated with the convertible notes is not deducted in arriving at diluted EBDADT. EBDADT, as calculated above, may not be comparable to other similarly titled measures of other companies.

(2) In accordance with the methodology of Statement of Financial Accounting Standards No. 128 "Earnings per Share" basic EBDADT per share is presented for the three months ended March 31, 1998 as exclusion of convertible interest expense and use of diluted weighted average shares outstanding are anti-dilutive. Basic EBDADT per share of $0.13 for the three months ended March 31, 1999 is derived by subtracting convertible interest expense of $3,640 from diluted EBDADT of $8,650 and dividing by 38,245 basic weighted average shares outstanding.

(3) Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities ("SOP 98-5") requires that costs associated with organizational, pre-opening, and start-up activities be expenses as incurred for fiscal years beginning after December 15, 1998. Homestead adopted SOP 98-5 beginning with its 1999 fiscal year and has written off unamortized organizational, pre-opening and start-up costs as a cumulative effect of an accounting change in first quarter 1999. On a pro forma basis, application of SOP 98-5 to the three months ended March 31, 1998 would have resulted in EBDADT of $6,712 and EBDADT per share of $0.11.

                             First Quarter 1999
                        Unaudited Financial Results

      Statements of Operations and of Earnings Before Interest, Taxes,
                   Depreciation and Amortization (EBITDA)
          (In thousands, except per share amounts and percentages)


                                                  Three Months Ended March 31,
                                                -------------------------------
                                              1999          1998        % Change
                                              ----          ----        --------
Room revenues and other revenues              $49,022       $27,528       78.1%
Property operating expenses                   (23,107)      (11,873)      94.6%
Corporate operating expenses                   (9,487)       (4,899)      93.7%
                                               -------       -------      -----
EBITDA (diluted)(1)                           $16,428       $10,756       52.7%
                                               ======        ======       =====

Interest income                                   154           289      (46.7%)
Net interest expense                          (11,316)       (2,970)     281.0%
Depreciation and amortization                  (9,997)       (6,387)      56.5%
Provision for income taxes                          --            --        n/a
                                               -------        ------     -------
Net earnings (loss) before cumulative
  effect of accounting change                  (4,731)         1,688    (380.3%)
Cumulative effect of accounting change        (14,230)            --        n/a
                                              --------         -----    --------
Neat earnings (loss)                         ($18,961)        $1,688   (1223.3%)
                                              =======          =====   =========

EBITDA per share (diluted)                      $0.29          $0.17      70.6%
                                                 ====           ====      =====

Basic weighted average shares outstanding      38,245         35,736
                                               ======         ======
Diluted weighted average shares outstanding    57,492         62,418
                                               ======         ======

Notes:
(1) EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA does not represent cash generated from operating activities in accordance with generally accepted accounting principles (GAAP), it is not to be considered an alternative to net income or any other GAAP measurements of operating performance and is not necessarily indicative of cash available to fund all cash needs. Homestead has included EBITDA here because management believes that it is one measure used by certain investors to determine operating cash flow. EBITDA, as calculated above, may not be comparable to other similarly titled measures of other companies.

(2) Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" ("SOP 98-5") requires costs associated with organizational, pre-opening, and start-up activities be expensed as incurred for fiscal years beginning after December 15, 1998. Homestead adopted SOP 98-5 beginning with its 1999 fiscal year and has written off unamortized organizational, pre-opening and start-up costs as a cumulative effect of an accounting change in first quarter 1999. On a pro forma basis, application of SOP 98-5 to the three months ended March 31, 1998 would have resulted in EBITDA of $7,115 and EBITDA per share of $0.11.

                             First Quarter 1999
                        Unaudited Financial Results

                Balance Sheets and Statements of Cash Flows
                               (In thousands)

Balance Sheets
                                                     March 31,    December 31,
Assets                                                1999           1998
------                                                ----           ----
Cash and cash equivalents                         $    16,943       $   12,144
Investment in property and equipment, net           1,155,595        1,137,869
Other assets                                           84,794           68,378
                                                   ----------       ----------
         Total assets                               1,257,332        1,218,391
                                                    =========        =========

Liabilities and Shareholders' Equity
------------------------------------
Liabilities:
      Lines of credit                                 399,000          357,080
      Mortgages payable                                    --          122,028
      Convertible mortgages payable                   221,334          221,334
      Capital lease obligation                        143,260               --
      Accounts payable, accrued expenses and
      other liabilities                                54,659           59,924
                                                     --------         --------
      Total liabilities                               818,253          760,366
                                                      -------          -------
Shareholders' equity                                  439,079          458,025
                                                      -------          -------
      Total liabilities and shareholders' equity  $ 1,257,332      $ 1,218,391
                                                    =========        =========

Statements of Cash Flows                           Three Months Ended March 31,
                                                     1999                1998
Operating Activities:                                ----                ----
      Net property operating income               $  25,888           $ 15,038
      Proceeds from sales of excess land                 --              5,882
      Interest income                                   154                289
      Less:
            Corporate operating expenses              9,302              4,899
            Interest expense                         11,316              2,462
            Current tax expense                          --                 --
Net cash flow provided by operating activities        5,424             13,848
                                                     ------             ------

Investing Activities:
      Capital expenditures
            Real estate development                 (41,644)          (125,492)
            Other capital expenditures               (2,191)            (1,772)
      Other balance sheet accounts                  (19,942)            (1,986)
                                                    --------          ----------
Net cash flow used in investing activities          (63,777)          (129,250)
                                                    --------          ---------

Financing Activities:
      Line of credit advances, net of repayments     41,920             (25,608)
      Mortgage debt advances (repayments)          (122,028)              4,000
      Capital lease obligation, net of payments     143,260                  --
       Equity offering, net of costs                     --             154,241
Net cash flow provided by financing activities       63,152             132,633
                                                     ------             -------

Net increase (decrease) in cash and cash
  equivalents                                         4,799              17,231
Cash and cash equivalents, beginning of period       12,144               2,974
                                                     ------             -------
Cash and cash equivalents, beginning of period       16,943              20,205
                                                     ======              ======

                             First Quarter 1999
                        Unaudited Financial Results

                       Operating Property Performance

                                                   Three Months Ended March 31,
                                                   ----------------------------
                                                   1999         1998     Change
                                                   ----         ----      ------
Stabilized Properties: (1)

  Number of properties                               100          49      104.1%
  RevPAR (3)                                        $219        $218        0.5%
  Average Weekly Rate (4)                           $337        $276      $22.1%
  Occupancy %                                      65.1%       79.1%      (14.0)
  Property Operating Income Margin                 53.5%       57.8%       (4.3)
  Investment in Stabilized Properties (000's) $740,410 $296,131 150.0% Percent of Stabilized Investment to
  Total Investment                                76.4%        51.0%       25.4

Stabilized, Comparable Properties
("Same-store"): (2)

  Number of properties                                49           49       0.0%
  RevPAR (3)                                        $209         $218     (4.1%)
  Average Weekly Rate (4)                           $307         $276      11.2%
  Occupancy %                                      68.0%        79.1%     (11.1)
  Property Operating Income Margin                 52.3%        57.8%      (5.5)
  Investment in Stabilized, Comparable
  Properties (000's)                            $296,131     $296,131       0.0%
  Percent of Comparable Investment to
  Total Investment                                 30.5%        51.0%     (20.5)

Pre-Stabilized Properties:

  Number of properties                                25           33    (24.2%)
  RevPAR (3)                                        $228         $168      35.7%
  Average Weekly Rate (4)                           $430         $300      43.3%
  Occupancy %                                       3.2%        56.1%      (2.9)
  Property Operating Income Margin                 50.2%        51.2%      (1.0)
  Investment in Pre-stabilized Properties
  (000's)                                       $229,000     $284,303    (19.5%)
  Percent of Pre-stabilized Investment to
  Total Investment                                 23.6%        49.0%     (25.4)

Total Properties:

  Number of Properties                               125           82      52.4%
  RevPAR (3)                                        $221         $201      10.0%
  Average Weekly Rate (4)                           $352         $282      24.8%
  Occupancy %                                      62.8%        71.1%      (8.3)
  Property Operating Income Margin                 52.8%        55.9%      (3.1)
  Investment in Operating Properties (000's)    $969,410     $580,434      67.0%

Notes:
(1) Stabilized properties represent those properties that have achieved 80% occupancy or have been open for 24 weeks.

(2) Stabilized, comparable properties represent those properties that were stabilized as of the beginning of the first quarter 1998.

(3) Weekly revenue per available room ("RevPAR") is determined by dividing room revenue by the number of guest room days available for the period and multiplying by seven.

(4) Average weekly rate is determined by dividing room revenue by the number of guest room days occupied for the period and multiplying by seven.